UNITED STATES

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EVERCORE PARTNERS INC.

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Dear Stockholder:

We are writing to ask for your support for the agenda items on Evercore’s 2017 Annual Meeting of Stockholders ballot and to underscore the importance of your independent analysis in conducting your evaluation. Our Board continues to unanimously recommend that you cast your vote FOR all proposals, and would like to draw your attention specifically to Proposal No. 2—shareholder approval, on an advisory basis, of our executive compensation program (“Say-on-Pay” or “SOP”).

A.	Solid Say-on-Pay Shareholder support reflects linkage between corporate performance and pay

In the past, proxy advisors and our shareholders have consistently supported our overall executive compensation program. This support is due to the Company’s exemplary business performance and a close alignment between performance and pay. In 2014, when we held our last Say-on-Pay vote, Institutional Shareholder Services (“ISS”), Glass Lewis, and over 95% of our shareholders supported our Say-on-Pay proposal. Despite concerns regarding our sign-on awards for Mr. Weinberg, ISS and Glass Lewis acknowledged the overall strength of our regular executive compensation program in their reports this year. In particular, ISS, as it has in past years, found a low level of concern with our routine executive compensation program.

In 2016 we saw record results again, which enabled us to deliver significant value to our shareholders. Our pay-for-performance executive compensation structure has served us well, as can be seen by the continued rise in revenue per Senior Managing Director over the years since the Company’s IPO, which rose to $13.8 million in 2016. This is higher than the average productivity of all of our public independent peers. Other notable details of our superior results include:

•	Total Shareholder Return of 54% and 200%, over the past year and five years respectively, exceeding that of the S&P 500 Financials index and those of our direct peers[1]

•	Our historical financial performance over the past six years continues to increase, with CAGRs of 25% for Adjusted Net Revenues and 34% for Adjusted Pro Forma Net Income[2]

•	A total of $225.8 million of capital was returned to shareholders in 2016 through stock repurchases and dividends

Against this backdrop of exemplary performance and business achievements, we compensated our existing executives appropriately and in furtherance of our philosophy of linking pay to performance. Both ISS and Glass Lewis determined the Company’s annual compensation practices, though not formulaic, nonetheless appropriately link performance and pay.

B.	Planning for the future

In 2016 we made a transformational enhancement to our leadership by hiring John Weinberg as our new Executive Chairman. As a firm that competes based on intellectual capital, it is critical that we continue to attract and retain top talented bankers, especially at our most senior level. The Board has been evaluating potential candidates to be a part of the expanded leadership at Evercore for several years.

[1]	Return to investors calculated for the one- and five-year periods ending March 31, 2017; the return assumes that dividends are reinvested. Direct peers are GHL, HLI, LAZ, MC and PJT, for the periods they were public.
[2]

In this presentation, all financial results, including revenue, income and EPS data, for all periods reflect non-GAAP Adjusted figures. A reconciliation to the equivalent GAAP amounts is available in Annex A to our 2017 Proxy Statement or, in the case of EPS data, in our earnings release dated February 1, 2017, each of which is available on the Investor Relations section at www.evercore.com

June 1, 2017

The importance of the Company’s reputation and brand, as well as the expectations of exceptional, insightful, and value-additive advice from our bankers and the complexity of the deals our bankers work on make the leadership positions in the Firm extremely important to our future success. Our Board believes we have the right person in Mr. Weinberg who, together with Messrs. Altman and Schlosstein, can ensure that Evercore continues to fulfill its mission to be the most elite global independent investment banking advisory firm in the world.

Mr. Weinberg is a proven investment banking leader, deal maker and trusted advisor to business leaders. Having him join the Evercore team is an important step forward in ensuring our continued growth and superior results and increasing value to our shareholders. In his short time at Evercore, Mr. Weinberg has already played a significant role in helping shape our strategy, focus our efforts and win key mandates. While at Goldman Sachs, where he spent 23 years as a partner and then 9 years at the Vice Chairman level providing leadership and oversight at the firm, he played a critical role in the growth of Goldman Sachs. Mr. Weinberg’s reputation is well known in the Wall Street community and our shareholders have been very supportive and congratulatory on our hire.

C.	Conclusions reached by the Advisory Firms are not based upon a holistic, comprehensive evaluation and ignore the leadership requirements for Evercore to stay competitive in the field

Despite the general alignment between compensation and our outstanding performance in 2016 and the continuous incremental improvements to our executive compensation and corporate governance programs, ISS and Glass Lewis recommended against our 2017 Say-on-Pay proposal primarily because of the one-time sign-on awards granted to Mr. Weinberg. The Compensation Committee took into account a number of factors in structuring these awards, including the estimated deferred compensation from Mr. Weinberg’s previous employer that he would forfeit by joining Evercore, sign-on awards previously granted to recruit SMDs, his leadership experience, his relationships with a number of leading companies, his extensive knowledge of our industry and his investment banking experience. In addition, Mr. Weinberg forfeited deferred compensation accrued over several years that was subject to a variety of adjustments and variables, which could have led to a significant payout. In designing the sign-on awards, we intended a substantial majority of the value of one-time sign-on awards to replace the estimated deferred compensation from Mr. Weinberg’s previous employer that he forfeited by virtue of joining Evercore. These awards are elements of an overall package and they are collectively structured to provide a long-term equity-linked performance incentive at inception. In addition, these awards were modeled after Mr. Schlosstein’s awards when we hired him as our CEO, which has been successful aligning the interests of executives and shareholders and has enjoyed overwhelming support from our shareholders and proxy advisory firms. 100% of the sign-on awards are subject to delayed vesting (with 44% scheduled to vest in 2022 or later), 70% of the value of the awards depends on our long-term stock performance, and 50% of the value of the awards was subject to additional express performance criteria.

As the name implies, Mr. Weinberg’s sign-on awards are one-time in nature, and it is expected that any incentive compensation he receives will be as part of the normal annual incentive compensation process, which, as noted previously, receives high praise from our shareholders and proxy advisors. Mr. Weinberg, consistent with our normal annual incentive compensation practice, is not guaranteed any future bonuses and any future bonuses that he receives will be tied to his performance and the amount of revenue that he generates. In addition, a significant portion of his annual bonus will be in the form of equity that is subject to a four-year vesting period, which is longer than the standard deferral period for many banks.

As you work through the particulars of our executive compensation program, we ask that you bear in mind that as a human-capital business, our revenue and profits are inexorably tied to the number, quality and motivation of our people. We believe that bringing on Mr. Weinberg, a proven leader, deal maker and trusted advisor to leading corporations, will position Evercore to continue to produce superior results and increase value for our shareholders.

June 1, 2017

The below table lays out the terms of Mr. Weinberg’s sign-on awards.

Sign-on RSU Award* 900,000 RSUs (One-Time Award)	✓ Long-Term: Vests over 5 years ending in 2022 ✓ Tied to Employment: Forfeited if Mr. Weinberg leaves before a vesting event ✓ Aligned with Shareholders: Exposes Mr. Weinberg to downside stock risk

Sign-on Performance Award* 400,000 Class I-P Units (One-Time Award)

✓      Long-Term: 5-year cliff vesting in 2022

✓      Tied to Employment: Forfeited if Mr. Weinberg leaves before a vesting event

✓      Aligned with Shareholders: Granted with stock price hurdles of $65 and $75 per share for 20 consecutive trading days, which were met due to strong 2016-17 stock performance. Units derive value from underlying common stock, so expose Mr. Weinberg to downside stock risk even after meeting stock price hurdles

Sign-on Cash Award* $35 million (One-Time Award)

✓      Long-Term: Vests over 6 years ending in 2023 ($11 million vests in March 2019 and $6 million vests each March from 2020 to 2023)

✓      Tied to Employment: Forfeited if Mr. Weinberg leaves before a vesting event

✓      Performance-Based Adjustments: Each tranche adjustable to 75%-200% of target based on achievement of performance criteria

Base Salary and Bonus	✓ Base salary will represent a minority of total compensation ✓ No guaranteed bonus; portion of bonus will be deferred

June 1, 2017

D.	Pay and performance are aligned; our executives are rewarded when the Company is successful and Shareholder value is enhanced to the benefit of all Shareholders

Our pay-for-performance compensation program is designed to reward performance, and to align the long-term interests of our executives with those of shareholders. For our executives who were NEOs in both 2015 and 2016, aggregate compensation (base salary and bonus) in 2016 was down approximately 4% from 2015, while our financial results showed significantly greater improvements year over year. Executives that serve in our business units, including those that are NEOs, are paid based largely on their contribution to our success and the success of their respective business units. The below table further illustrates how our pay and performance are aligned in a way that is favorable to shareholders.

	2016 TSR/Compensation	Y-o-Y Growth	Comments

TSR	30%	400%[1]	Investments in talent sustain growth and enable increasing returns to shareholders

Ralph Schlosstein, CEO	$6,500,000	8%	Compensation aligned with market w/ Y-o-Y growth materially below return to shareholders

John Weinberg Executive Chairman	—	N/A	Significant investment ($118 million) over five years focused on sustaining industry-leading growth. The substantial majority of this investment replaces the estimated deferred compensation from his previous employer that he forfeited by virtue of joining Evercore

Roger Altman Senior Chairman	$5,500,000	(39%)	Compensation continues to be significantly influenced by individual contribution to annual revenue

Andrew Sibbald CEO Evercore International	$7,380,000	34%	Compensation significantly influenced by individual contribution to annual revenue

Robert Walsh CFO	$2,585,000	10%	Compensation aligned with market w/ Y-o-Y growth materially below return to shareholders

1.	Y-o-Y growth in Total Shareholder Return (TSR) is based on TSR of 30% and 6% for the 2016 and 2015 calendar years, respectively.

June 1, 2017

E.	Our compensation practices enable us to motivate our bankers, as borne out in our ongoing delivery of superior results for our Shareholders

Our goals at Evercore are to become the premier global independent investment banking advisory firm and deliver superior returns to our shareholders. We have made significant progress toward this goal. In order to continue delivering superior returns we need to continue to attract, retain and motivate the best talent in the business, such as Mr. Weinberg. Sustaining the compensation strategies that have served us well is fundamental to our continued success in attracting and retaining such talent and to our overall continued progress in driving value for our shareholders.

In conclusion, it appears that the proxy advisory firms have recommended against our Say-on- Pay proposal solely due to the sign-on awards made to our new Executive Chairman, John Weinberg. The Board granted these awards largely to replace deferred compensation from his former employer which he forfeited as a result of joining Evercore, and they were essential to attracting Mr. Weinberg to Evercore. The addition of Mr. Weinberg to our executive team significantly strengthens the Firm.

For all the reasons listed here, our Board strongly believes that the sign-on awards to Mr. Weinberg strengthen the Firm and strongly recommends that you vote “FOR” Proposal No. 2.

We would like to assure you of our commitment to continue working to increase the value of our company within the compensation framework set out in the proxy. We thank you for the time you have focused on this matter and your careful consideration of this proposal. Please contact me at (212) 857-3125 or Jamie Easton, our head of Investor Relations, at (212) 857-7458 with any questions.

Yours truly,

Adam B. Frankel

General Counsel